EXHIBIT 25


                      INGERSOLL-RAND ANNOUNCES HART-SCOTT-RODINO
                                    ACT CLEARANCE


                       Woodcliff Lake, New Jersey (May 24, 1995) --

             Ingersoll-Rand Company today announced that it had received early termination of the waiting period under the Hart-

             Scott-Rodino Act relating to its proposed purchase of

             shares of Clark Equipment Company under Ingersoll-Rand's

             pending tender offer.

                       As previously announced, Ingersoll-Rand's tender

             offer for shares of Clark is scheduled to expire at 5:00

             P.M. New York City time on Thursday, May 25, 1995 and

             Ingersoll-Rand indicated it expects to consummate the

             tender offer at such time, subject to the terms thereof.